Exhibit 5.1

                        [LETTERHEAD OF CLARK WILSON LLP]


Our File No. 33279/0001 CW1331490.2


August 2, 2007


BY FAX

Simple Tech Inc.
50/8 Tel Chai St.,
Ashdod 77510,
Israel


Dear Sirs:

     Re: Simple Tech Inc. - Registration Statement on Form SB-2 filed August 2, 2007

     We have acted as special counsel to Simple Tech Inc. (the "Company"), a Nevada corporation, in connection with the preparation of this opinion for use in the registration statement on Form SB-2 (the "Registration Statement") through which up to 1,380,800 shares of the Company's common stock (the "Registered Shares"), $0.0001 par value, are being registered pursuant to the SECURITIES ACT OF 1933, for resale by certain selling shareholders named in the Registration Statement as further described in the Registration Statement filed on August 2, 2007.

     In connection with this opinion, we have examined the originals or copies of the corporate instruments, certificates and other documents of the Company, including the following documents:

     (a)  Articles of Incorporation of the Company;

     (b)  Bylaws of the Company;

     (c)  Resolutions   adopted  by  the  Board  of  Directors  of  the  Company
          pertaining to the Registered Shares;

     (d) An Officer's Certificate signed by Moshe Danino, President of the Company, dated August 2, 2007;

     (e)  The Registration Statement; and

     (f)  The  Prospectus  (the   "Prospectus")   constituting  a  part  of  the
          Registration Statement.

     We have assumed that the signatures on all documents examined by us are genuine, that all documents submitted to us as originals are authentic and that all documents submitted to us as copies or as facsimiles of copies or originals, conform with the originals, which assumptions we have not independently verified. As to all questions of fact material to this opinion which have not been independently established, we have relied upon statements or certificates of officers or representatives of the Company.

     Based upon the foregoing and the examination of such legal authorities as we have deemed relevant, and subject to the qualifications and further assumptions set forth below, we are of the opinion that the Registered Shares are duly and validly authorized and issued, fully paid and non-assessable.

     This opinion letter is opining upon and is limited to the current federal laws of the United States and the Nevada General Corporation law, including the statutory provisions, and reported judicial decisions interpreting those laws, as such laws presently exist and to the facts as they presently exist. We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction. We assume no obligation to revise or supplement this opinion letter should the laws of such jurisdiction be changed after the date hereof by legislative action, judicial decision or otherwise.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us therein.

                                  Yours truly,


                                  /s/ Clark Wilson LLP


cc: United States Securities and Exchange Commission